New Enterprise Stone & Lime Co., Inc. Announces Results of Cash Tender Offer for Its Outstanding 11% Senior Notes Due 2018

New Enterprise Stone & Lime Co., Inc. (“NESL” or the “Company”) announced the results of its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of its 11% Senior Notes due 2018 (the "2018 Notes") having an outstanding aggregate principal amount of $203.5 million (excluding $46.5 million aggregate principal amount of 2018 Notes previously repurchased by the Company).

The Tender Offer expired at 5:00 p.m., New York City time, on March 10, 2017. The Company has accepted for purchase approximately $196.47 million (or approximately 96.55%) of the outstanding 2018 Notes. The Company will pay all holders of 2018 Notes accepted for purchase in the tender offer $1,006.00 per $1,000 principal amount of 2018 Notes validly tendered and accepted for purchase plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be March 15, 2017.

The Company expects to fund the payment for the validly tendered and accepted 2018 Notes with the net proceeds of previously announced offering of $200.0 million aggregate principal amount of senior notes due 2022 (the “New Notes”), which was priced at par yesterday with a coupon of 10.125%, together with available cash on hand and borrowings under the Company’s revolving credit facilities, if needed.

The New Notes and the related subsidiary guarantees were offered and sold in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to persons outside the United States in compliance with Regulation S under the Securities Act. The New Notes and the related subsidiary guarantees have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Goldman, Sachs & Co. is acting as the dealer manager for the Tender Offer. The information agent and tender agent is Global Bondholder Services Corporation. Questions regarding the Tender Offer should be directed to Goldman, Sachs & Co. at (800) 828-3182.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About New Enterprise Stone & Lime Co., Inc.

New Enterprise Stone & Lime Co., Inc. is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. Our core businesses include: (i) construction materials (aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production and ready mixed concrete production), (ii) heavy/highway construction (heavy construction, blacktop paving and other site preparation services) and (iii) traffic safety services and equipment.

Forward-Looking Statements

Statements included herein may constitute forward-looking statements. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward looking statements made herein.

At the Company:
Al Stone
Chief Financial Officer
814-766-2211
astone@nesl.com
or
Investor Relations Contact:
Gregory FCA
Joe Hassett, SVP
610-228-2110
joeh@gregoryfca.com